EXHIBIT 10.3

1997 Stock Option Plan	Cincinnati Bell Inc.
For Non-Employee Directors	ID: 311056105
Stock Option Agreement	201 East Fourth Street
Cincinnati, Ohio 45202

<<First Name>> <<Last Name>>	Option Number: <<Option_Numbers>>
Cincinnati Bell Board of Directors	ID: <<ID>>

Pursuant to the Cincinnati Bell Inc. 1997 Stock Option Plan for Non-Employee Directors (the “Plan”), a copy which has been delivered to you, you have been granted as of the date hereof an option to purchase from Cincinnati Bell Inc. (“Cincinnati Bell”) <<Number of Shares>> Cincinnati Bell Common Shares at the price of $x.xx per share subject to the terms and conditions of the Plan and to your agreement to the following additional terms and conditions:

1.	This option is intended to be a non-statutory stock option.

2.       Your right to exercise this option shall expire on Exp Date, unless sooner terminated or cancelled. Upon termination of your employment as a result of retirement, disability or death, your option shall be limited to the number of shares then exercisable, unless the Compensation Committee shall accelerate the time at which such option may be exercised. In the event of termination because of disability or retirement under the terms of a Cincinnati Bell Plan, you shall be entitled to exercise such options as are then exercisable until the expiration of the option. In the event of termination by death, your legal representative may exercise outstanding options within one year after the date of death. If you terminate (1) anytime after attaining age 68, or (2) upon having completed three full years of service as a Director you will be eligible to retain any options you then have for the remainder of their ten year term. Upon termination for any other reason, all outstanding options shall thereupon be cancelled, unless the Compensation Committee, in its sole discretion, determines otherwise.

3.       Your option may be exercised at any time on or after grant date and prior to its expiration.

4.       Your option shall be exercised by delivering to Cincinnati Bell written notice of the number of shares to be purchased (which number shall be at least fifty). Payment of the option price upon exercise of an option shall be made in accordance with procedures established by the Cincinnati Bell Board of Directors or the Compensation Committee thereof. Exercise of your option shall take effect on the date the notice is actually received by Cincinnati Bell; such date to be acknowledged to you in writing.

5.       Within a reasonable period after an option is exercised, Cincinnati Bell will deliver to you or your successor certificates for the number of shares with respect to which you exercised your option.

6.       This option is not transferable by you otherwise than by will or the laws of descent ad distribution, and during your lifetime the option may be exercised only by you or by your guardian or legal representative.

7.      Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended as such address as may from time to time be designated. Unless and until some other address be so designated all notices or communications by you to Cincinnati Bell be mailed or delivered to Cincinnati Bell.

8.      Any determination or decisions made or actions taken arising out of or in connection with the interpretation and administration of this Agreement and Plan by the Cincinnati Bell Board of Directors or the Compensation Committee thereof shall be final and conclusive.

Name, Chairman of the Board	Date
Cincinnati Bell Inc.

<<First Name>> <<Last Name>>	Date